SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [ X ]
Filed by a Party other than the Registrant [     ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

FIRST OPPORTUNITY FUND, INC.
(Name of Registrant as Specified In Its Charter)

Stephen C. Miller
2344 Spruce Street, Suite A
Boulder, Colorado 80302
(303) 442-2156
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transactions applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

First Opportunity Fund, Inc. [Missing Graphic Reference]	2344 Spruce Street Suite A Boulder, Colorado 80302 www.firstopportunityfund.com

Dear Stockholder:

The Annual Meeting is less than 3 weeks away.  We recently sent you proxy materials regarding the Annual Meeting of Stockholders of First Opportunity Fund (the “Fund”) scheduled to be held on May 3, 2010.   This is a very important meeting at which the Fund’s board of directors is asking you to approve significant, and we believe, positive changes to the Fund.  We urge you to vote your shares as soon as possible.

Please Vote Today!

After careful review, the Board of Directors, including all of the independent directors, unanimously recommends you vote in favor of the nominees for Director and vote “FOR” each of the proposals, as detailed in your Proxy Statement. A copy of the Fund’s Proxy Statement and Notice of Meeting is available online at:  www.firstopportunityfund.com

Supplement to the Proxy Statement dated March 31, 2010:

Subsequent to the Fund mailing the Proxy Statement on April 5, 2010, Fund management engaged in conversations with representatives at the New York Stock Exchange (the “Exchange”) regarding the process the Exchange might follow if it concluded that the Restructuring (as defined in the Proxy Statement) was not appropriate for the Fund’s continued listing on the Exchange.  Exchange representatives informed management that, although the Exchange may follow the rule-making process outlined under Question 18 in the Proxy Statement (i.e.,  proposing and adopting a rule specifically addressing funds-of-hedge-funds which would ultimately require that the Fund de-list from the Exchange if the Fund proceeds with the Restructuring as proposed), the Exchange could elect to exercise its authority under the Exchange rules and initiate a de-listing without following the rule making process as discussed in Question 18.  Such action by the Exchange could accelerate the de-listing process discussed in Question 18, but ultimately does not change the impact of de-listing from the Exchange; that is, the Fund’s common shares would be limited to trading in the over-the-counter market and/or on another domestic or foreign exchange. As discussed in detail in the Proxy Statement, if the Fund is required to de-list from the Exchange, the market liquidity for the Fund’s common shares would likely be negatively affected, which may make it more difficult for stockholders to sell their securities in the open market and may negatively affect the market price of the Fund’s common shares and/or increase the discount between the Fund’s net asset value and the market price of its common shares.

Stockholders are encouraged to carefully read the Proxy Statement so that they understand the risks associated with the Restructuring.

If you have already voted, we thank you for your prompt response.  If you have not voted, we encourage you to do so without delay.  Please vote FOR all nominees and FOR each of the Proposals. In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Thank you for voting!

Sincerely,

/s/Stephen C. Miller

Stephen C. Miller, President